Exhibit 99.1
DIGITAL ANGEL AGREES TO SELL ITS STAKE IN VERICHIP CORPORATION
VeriChip Shares and Related Assets Sold for Approximately $1.57 Million in Cash
SO. ST. PAUL, MN (November 13, 2008) — Digital Angel (NASDAQ: DIGAD), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into a set of agreements to sell its approximately 45% stake in VeriChip Corporation, certain related assets and lease payments for about $1.57 million in cash. Of this amount, Digital Angel expects to retain approximately $420,000, with the balance to be applied to debt repayment.
Under the stock purchase agreement, Digital Angel sold all of its VeriChip stock, approximately 5.4 million shares, to R&R Consulting Partners, a company controlled by Scott Silverman. Under the asset purchase agreement, Digital Angel sold or assigned to VeriChip Corporation certain assets limited to the operation of the human implantable RFID business, including certain patents and other intellectual property, inventory and supplier arrangements. Further details of the transactions are set forth in the Company’s Form 8-K filing.
Joseph J. Grillo, Chief Executive Officer of Digital Angel, commented, “The completion of these transactions represents a major milestone for Digital Angel, enabling us to monetize our VeriChip holdings and to entirely divest ourselves of participation in a development stage business that, we believe, was going to require substantial investment to achieve success. We remain committed to our two core businesses, Animal ID and Emergency ID, and we look forward to devoting all of our resources towards the growth of those businesses.”
About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits and uses of proceeds of the transactions. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com
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